Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER FISCAL 2021 RESULTS

•Second quarter Earnings from Continuing Operations of $66.2 million, or $0.54 per diluted share
•Adjusted Earnings from Continuing Operations of $79.8 million, or $0.66 per diluted share
•Core EBITDA of $171.1 million, a second quarter record, up 18% year-over-year and 9% sequentially
•Continued strong controllable cost performance
•Achieved stable steel products metal margins despite a rapidly rising scrap cost environment

Irving, TX - March 18, 2021 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal second quarter ended February 28, 2021. Earnings from continuing operations were $66.2 million, or $0.54 per diluted share, on net sales of $1.5 billion, compared to prior year earnings from continuing operations of $63.6 million, or $0.53 per diluted share, on net sales of $1.3 billion.

During the second quarter of fiscal 2021, the Company incurred $13.5 million in net after-tax charges, chiefly from the previously announced refinancing of long-term debt as well as closure costs associated with the final decommissioning of CMC's Steel California operations, partially offset by a gain on the sale of certain facilities. Excluding these items, second quarter adjusted earnings from continuing operations were $79.8 million, or $0.66 per diluted share, compared to adjusted earnings from continuing operations of $63.6 million, or $0.53 per diluted share, in the prior year period. Details can be found in the non-GAAP reconciliation that follows.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "I am extremely proud of our team’s continued hard work, which resulted in outstanding financial results highlighted by record second quarter Core EBITDA. This was achieved amidst a challenging environment of rising scrap costs and weather-related disruptions, demonstrating both the value of CMC's vertically integrated structure and the agility of our commercial, operational, and support teams."

Ms. Smith continued, "CMC's second quarter results also highlight the benefits of managing the operating factors that are within our control, including leveraging opportunities to improve efficiency throughout our organization. From this solid foundation, CMC will further enhance our earnings capability in the coming quarters, as we continue to capitalize on benefits from ongoing network optimization efforts and ramp up our third rolling line in Poland this summer."

(CMC Second Quarter Fiscal 2021 - 2)

The Company's liquidity position as of February 28, 2021 remained strong, with cash and cash equivalents of $367.3 million and availability under the Company's credit and accounts receivable facilities of $693.0 million.

On March 17, 2021, the board of directors declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on March 31, 2021. The dividend will be paid on April 14, 2021, and marks 226 consecutive quarterly dividend payments by the Company.

Business Segments - Fiscal Second Quarter 2021 Review
The North America segment generated adjusted EBITDA of $171.6 million for the second quarter of fiscal 2021, an increase of 12% compared to $152.8 million in the prior year period. This improvement reflects solid management of controllable costs at each stage of our vertically integrated value chain. Cost performance at the mills was particularly strong, driven by network efficiencies and lower costs for consumables. Earnings also benefited from expanded margins on sales of raw materials, as well as the impact of selling lower cost inventory within an environment of rising prices for steel products.

Shipment volumes of finished steel, which include steel products and downstream products, increased by 2% from the prior year quarter. Demand for rebar from the mills remained strong, growing year-over-year, supported by resilient construction activity. Single family residential construction within CMC's core geographies has increased significantly over the last year, which has opened additional selling opportunities for the Company, and is a positive indicator of future infrastructure and non-residential spending in these areas. Shipments of merchant and other products increased by 13% from a year ago, driven by rising industrial activity and the construction of warehouses and metal buildings. Downstream products volumes declined 6% year-over-year due to a modest backlog contraction and weather-related job site disruptions in several regional markets.

Margins over scrap cost within the vertical chain declined from the second quarter of fiscal 2020, with compression in both steel products and downstream products. Average selling price for steel products increased $70 per ton year-over-year, which was more than offset by higher scrap costs. Steel products margins improved sequentially throughout the second quarter, and exited February at the highest level in nearly a year. Margin over scrap cost on downstream products declined compared to a year ago, driven by higher input costs and modestly lower pricing in CMC's committed backlog, which led to lower average selling prices.
The Europe segment reported adjusted EBITDA of $16.1 million for the second quarter of fiscal 2021, up 20% compared to adjusted EBITDA of $13.5 million for the prior year quarter. The improvement was driven by a modest expansion in margin over scrap, as well as the impact of selling lower cost inventory within an environment of rising prices for steel products. Demand for steel products from both construction and industrial end markets remained healthy during the quarter. However, shipments declined by 7% year-over-year, due largely to the

(CMC Second Quarter Fiscal 2021 - 3)

unusually high volumes that shipped during the second quarter of fiscal 2020. During the quarter, we shifted product mix to capitalize on opportunities with customers of merchant and other products. The reduction in rebar shipments from a year ago reflects the operations commercial agility, rather than any softening of market conditions.

Outlook
"We expect finished steel volumes in both North America and Europe to follow typical seasonal trends during the third quarter, which is historically strong given the start of the spring and summer construction seasons," said Ms. Smith.

"Shipments of steel and downstream products in North America should be supported by our construction backlog, with steel products also benefiting from elevated residential construction spending, continued manufacturing recovery, and anticipated strong highway infrastructure activity. Volumes in Europe are anticipated to remain healthy, driven by growing demand from construction and industrial end markets. We expect margins over scrap on steel products in both North America and Europe to increase sequentially following the realization of price adjustments made throughout the second quarter."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter fiscal 2021 conference call today, Thursday, March 18, 2021, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, related materials and services through a network including seven electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the

(CMC Second Quarter Fiscal 2021 - 4)

undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2020, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact from the distribution of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in existing and future government laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and start-up risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investment; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including the impact of the 2020 U.S. election on current trade regulations, such as Section 232 trade tariffs, tax legislation and other regulations which might adversely impact our business; availability and

(CMC Second Quarter Fiscal 2021 - 5)

pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Second Quarter Fiscal 2021 - 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/28/2021	11/30/2020	8/31/2020	5/31/2020	2/29/2020	2/28/2021	2/29/2020
North America
Net sales	$1,257,486	$1,195,013	$1,224,849	$1,167,081	$1,161,283	$2,452,499	$2,378,003
Adjusted EBITDA	171,612	155,634	174,219	159,394	152,831	327,246	327,563

External tons shipped
Raw materials	302	330	300	288	321	632	641
Rebar	472	486	498	463	461	958	936
Merchant and other	268	264	234	211	238	532	474
Steel products	740	750	732	674	699	1,490	1,410
Downstream products	343	371	429	427	366	714	779

Average selling price per ton
Raw materials	$846	$630	$605	$517	$595	$733	$571
Steel products	695	612	600	624	625	653	625
Downstream products	929	934	970	966	984	931	979

Cost of raw materials per ton	$629	$458	$427	$348	$435	$540	$414
Cost of ferrous scrap utilized per ton	344	266	237	239	256	304	238

Steel products metal margin per ton	$351	$346	$363	$385	$369	$349	$387

Europe
Net sales	$202,066	$194,596	$179,855	$173,817	$180,079	$396,662	$345,468
Adjusted EBITDA	16,107	14,470	22,927	14,270	13,451	30,577	24,810

External tons shipped
Rebar	78	128	150	122	145	206	267
Merchant and other	275	269	230	252	235	544	451
Steel products	353	397	380	374	380	750	718

Average selling price per ton
Steel products	$532	$461	$446	$437	$449	$495	$455

Cost of ferrous scrap utilized per ton	$328	$262	$250	$239	$251	$296	$248

Steel products metal margin per ton	$204	$199	$196	$198	$198	$199	$207

(CMC Second Quarter Fiscal 2021 - 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended					Six Months Ended
Net sales	2/28/2021	11/30/2020	8/31/2020	5/31/2020	2/29/2020	2/28/2021	2/29/2020
North America	$1,257,486	$1,195,013	$1,224,849	$1,167,081	$1,161,283	$2,452,499	$2,378,003
Europe	202,066	194,596	179,855	173,817	180,079	396,662	345,468
Corporate and Other	2,718	2,194	4,428	785	(399)	4,912	2,200
Total net sales	$1,462,270	$1,391,803	$1,409,132	$1,341,683	$1,340,963	$2,854,073	$2,725,671

Adjusted EBITDA from continuing operations
North America	$171,612	$155,634	$174,219	$159,394	$152,831	$327,246	$327,563
Europe	16,107	14,470	22,927	14,270	13,451	30,577	24,810
Corporate and Other	(45,986)	(26,471)	(64,846)	(26,882)	(28,561)	(72,457)	(54,847)

(CMC Second Quarter Fiscal 2021 - 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended		Six Months Ended
(in thousands, except share data)	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Net sales	$1,462,270	$1,340,963	$2,854,073	$2,725,671
Costs and expenses:
Cost of goods sold	1,228,343	1,123,096	2,403,162	2,269,610
Selling, general and administrative expenses	115,417	115,538	229,044	226,537
Loss on debt extinguishment	16,841	—	16,841	—
Interest expense	14,021	15,888	28,280	32,466
Asset impairments	474	—	4,068	530
	1,375,096	1,254,522	2,681,395	2,529,143
Earnings from continuing operations before income taxes	87,174	86,441	172,678	196,528
Income taxes	20,941	22,845	42,534	50,177
Earnings from continuing operations	66,233	63,596	130,144	146,351

Earnings from discontinued operations before income taxes	197	301	447	1,196
Income taxes	73	99	141	401
Earnings from discontinued operations	124	202	306	795

Net earnings	$66,357	$63,798	$130,450	$147,146

Basic earnings per share*
Earnings from continuing operations	$0.55	$0.53	$1.08	$1.23
Earnings from discontinued operations	—	—	—	0.01
Net earnings	$0.55	$0.54	$1.09	$1.24

Diluted earnings per share*
Earnings from continuing operations	$0.54	$0.53	$1.07	$1.22
Earnings from discontinued operations	—	—	—	0.01
Net earnings	$0.55	$0.53	$1.07	$1.22

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	120,345,432	118,919,455	120,052,459	118,644,823
Average diluted shares outstanding	121,751,859	120,407,256	121,672,194	120,303,259

* Earnings Per Share ("EPS") is calculated independently for each component and may not sum to net earnings EPS due to rounding.

(CMC Second Quarter Fiscal 2021 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	February 28, 2021	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$367,347	$542,103
Accounts receivable (less allowance for doubtful accounts of $7,623 and $9,597)	895,604	880,728
Inventories, net	776,561	625,393
Prepaid and other current assets	166,124	165,879
Total current assets	2,205,636	2,214,103
Property, plant and equipment, net	1,557,143	1,571,067
Goodwill	66,235	64,321
Other noncurrent assets	235,027	232,237
Total assets	$4,064,041	$4,081,728
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$309,413	$266,102
Accrued expenses and other payables	341,903	461,012
Current maturities of long-term debt and short-term borrowings	22,777	18,149
Total current liabilities	674,093	745,263
Deferred income taxes	126,789	130,810
Other noncurrent liabilities	242,632	250,706
Long-term debt	1,011,035	1,065,536
Total liabilities	2,054,549	2,192,315
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 120,508,215 and 119,220,905 shares	1,290	1,290
Additional paid-in capital	354,620	358,912
Accumulated other comprehensive loss	(102,140)	(103,764)
Retained earnings	1,909,443	1,807,826
Less treasury stock, 8,552,449 and 9,839,759 shares at cost	(153,952)	(175,063)
Stockholders' equity	2,009,261	1,889,201
Stockholders' equity attributable to noncontrolling interests	231	212
Total equity	2,009,492	1,889,413
Total liabilities and stockholders' equity	$4,064,041	$4,081,728

(CMC Second Quarter Fiscal 2021 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended
(in thousands)	February 28, 2021	February 29, 2020
Cash flows from (used by) operating activities:
Net earnings	$130,450	$147,146
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	83,372	82,338
Stock-based compensation	21,758	15,805
Loss on debt extinguishment	16,841	—
Deferred income taxes and other long-term taxes	(8,129)	42,142
Net gain on disposals of subsidiaries, assets and other	(5,481)	(5,585)
Asset impairments	4,068	530
Amortization of acquired unfavorable contract backlog	(3,032)	(14,328)
Other	(105)	1,041
Changes in operating assets and liabilities	(238,539)	(15,673)
Net cash flows from operating activities	1,203	253,416

Cash flows from (used by) investing activities:
Capital expenditures	(87,688)	(96,592)
Proceeds from the sale of property, plant and equipment and other	20,338	14,004
Acquisitions, net of cash acquired	—	(9,850)
Proceeds from insurance	—	974
Net cash flows used by investing activities	(67,350)	(91,464)

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	296,250	11,299
Repayments of long-term debt	(357,792)	(106,880)
Debt extinguishment costs	(13,051)	—
Debt issuance costs	(1,124)	—
Proceeds from accounts receivable programs	8,848	85,686
Repayments under accounts receivable programs	(8,848)	(81,314)
Dividends	(28,833)	(28,480)
Stock issued under incentive and purchase plans, net of forfeitures	(4,536)	(2,463)
Contribution from noncontrolling interest	19	16
Net cash flows used by financing activities	(109,067)	(122,136)
Effect of exchange rate changes on cash	(419)	337
Increase (decrease) in cash and cash equivalents	(175,633)	40,153
Cash, restricted cash and cash equivalents at beginning of period	544,964	193,729
Cash, restricted cash and cash equivalents at end of period	$369,331	$233,882

Supplemental information:
Cash and cash equivalents	$367,347	$232,442
Restricted cash	$1,984	$1,440
Total cash, cash equivalents and restricted cash	$369,331	$233,882

(CMC Second Quarter Fiscal 2021 - 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings from continuing operations before interest expense and income taxes. It also excludes recurring non-cash charges for depreciation and amortization and asset impairments. Core EBITDA from continuing operations also excludes debt extinguishment costs, non-cash equity compensation, certain gains on sale of assets, certain facility closure costs, acquisition settlement costs and labor cost government refunds. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations before income taxes to Core EBITDA from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2021	11/30/2020	8/31/2020	5/31/2020	2/29/2020	2/28/2021	2/29/2020
Earnings from continuing operations	$66,233	$63,911	$67,782	$64,169	$63,596	$130,144	$146,351
Interest expense	14,021	14,259	13,962	15,409	15,888	28,280	32,466
Income taxes	20,941	21,593	18,495	23,804	22,845	42,534	50,177
Depreciation and amortization	41,573	41,799	41,654	41,765	41,389	83,372	82,330
Amortization of acquired unfavorable contract backlog	(1,509)	(1,523)	(10,691)	(4,348)	(5,997)	(3,032)	(14,328)
Asset impairments	474	3,594	1,098	5,983	—	4,068	530
Loss on debt extinguishment	16,841	—	1,778	—	—	16,841	—
Non-cash equity compensation	12,696	9,062	9,875	6,170	7,536	21,758	15,805
Gain on sale of assets	(5,877)	—	—	—	—	(5,877)	—
Facility closure	5,694	5,214	2,903	1,863	—	10,908	6,339
Acquisition settlement	—	—	32,123	—	—	—	—
Labor cost government refund	—	(1,348)	(2,985)	—	—	(1,348)	—
Core EBITDA from continuing operations	$171,087	$156,561	$175,994	$154,815	$145,257	$327,648	$319,670

(CMC Second Quarter Fiscal 2021 - 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings from continuing operations before debt extinguishment costs, certain gains on sale of assets, certain facility closure costs, asset impairments, labor cost government refunds and acquisition settlements, including the estimated income tax effects thereof. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2021	11/30/2020	8/31/2020	5/31/2020	2/29/2020	2/28/2021	2/29/2020
Earnings from continuing operations	$66,233	$63,911	$67,782	$64,169	$63,596	$130,144	$146,351
Loss on debt extinguishment	16,841	—	1,778	—	—	16,841	—
Gain on sale of assets	(5,877)	—	—	—	—	(5,877)	—
Facility closure	5,694	5,214	2,903	1,863	—	10,908	6,339
Asset impairments	474	3,594	1,098	5,983	—	4,068	—
Labor cost government refund	—	(1,348)	(2,985)	—	—	(1,348)	—
Acquisition settlement	—	—	32,123	—	—	—	—
Total adjustments (pre-tax)	$17,132	$7,460	$34,917	$7,846	$—	$24,592	$6,339

Tax Impact
Related tax effects on adjustments	(3,598)	(1,593)	(7,392)	(1,648)	—	(5,191)	(1,331)
Total tax impact	(3,598)	(1,593)	(7,392)	(1,648)	—	(5,191)	(1,331)
Adjusted earnings from continuing operations	$79,767	$69,778	$95,307	$70,367	$63,596	$149,545	$151,359

Adjusted earnings from continuing operations per diluted share	$0.66	$0.58	$0.79	$0.59	$0.53	$1.23	$1.26

Media Contact:
Susan Gerber
214.689.4300